FORM 5
        U.S. SECURITIES AND EXCHANGE COMMISSION     _____________________
                WASHINGTON, D.C.  20549            |    OMB APPROVAL     |
                 ANNUAL STATEMENT OF               |_____________________|
           CHANGES IN BENEFICIAL OWNERSHIP         |OMB NUMBER: 3235-0362|
                                                   |EXPIRES:             |
                                                   | DECEMBER 31, 2001   |
        Filed pursuant to Section 16(a) of the     |ESTIMATED AVERAGE    |
          Securities Exchange Act of 1934,         |BURDEN HOURS         |
         Section 17(a) of the Public Utility       |PER RESPONSE......1.0|
            Holding Company Act of 1935            |_____________________|
        or Section 30(f) of the Investment
               Company Act of 1940
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1. Name and Address of Reporting Person

       Silbert                    Harvey                       L.
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       (Last)                      (First)                    (Middle)

       2121 Avenue of the Stars, 18th Floor
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                                  (Street)

       Los Angeles                  California                  90067
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       (City)                      (State)                      (Zip)

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2. Issuer Name and Ticker or Trading Symbol
   ZENITH NATIONAL INSURANCE CORP. - ZNT

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3. IRS or Social Security Number of Reporting Person, if an entity
   (Voluntary)

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4. Statement of Month/Year
   3/2000 and 4/2000

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5. If amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
    X  Director                               ___ 10% Owner
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   ___ Officer (give title below)             ___ Other (specify below)
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7. Individual or Joint/Group Reporting (check applicable line)
    X Form Filed by One Reporting Person
   ---
   ___Form Filed by More than one Reporting Person

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Table I - Non-Derivative Securities Acquired, Disposed of, or
          Beneficially Owned

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1. Title of Security (Instr. 3)

(a) Common Stock; (b)Common Stock; (c) Common Stock; (d) Common Stock;
(e) Common Stock; (f) Common Stock; (g) Common Stock

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2. Transaction Date (Month/Day/Year)
(a) 3/02/00; (b) 3/30/00; (c) 3/31/00; (d) 4/03/00; (e) 4/04/00; (f) 4/05/00;
(g) 4/06/00

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3. Transaction Code (Instr. 8)

(a) S4(1); (b) S4(1); (c) S4(1); (d)S4(1); (e) S4(1); (f) S4(1); (g) S4(1)

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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

     (a) 1,000                          D                       $21.875
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         Amount                     (A) or (D)                    Price

     (b) 3,100                          D                       $21.798
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         Amount                     (A) or (D)                    Price

     (c) 2,000                          D                       $21.891
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         Amount                     (A) or (D)                    Price

     (d)   500                          D                       $22.188
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         Amount                     (A) or (D)                    Price

     (e) 1,000                          D                       $22.531
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         Amount                     (A) or (D)                    Price

     (f) 1,989                          D                       $23.500
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         Amount                     (A) or (D)                    Price

     (g) 4,000                          D                       $23.797
        ---------                  -------------               ------------
         Amount                     (A) or (D)                    Price

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5. Amount of Securities Beneficially Owned at end of Issuer's Fiscal Year
   (Instr. 3 and 4)

   (g) 866,000
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6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

(a) I; (b) I; (c) I; (d) I; (e) I; (f) I; (g) I

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7. Nature of Indirect Beneficial Ownership (Instr. 4)

(a) (2); (b) (2); (c) (2); (d) (2); (e) (2); (f) (2); (g) (2)

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TABLE II - Derivative Securities, Acquired, Disposed of, or Beneficially
           Owned (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security (Instr. 3)

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2. Conversion of Exercise Price of Derivative Security

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3. Transaction Date (Month/Day/Year)

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4. Transaction Code (Instr. 8)

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5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr.
   3, 4 and 5)

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               (A)                                        (D)
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6. Date Exercisable and Expiration Date (Month/Day/Year)

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           Date Exercisable                        Expiration Date
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7. Title and Amount of Underlying Securities (Instr. 3 and 4)

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               Title                         Amount or Number of Shares
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8. Price of Derivative Security (Instr. 4)

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9. Number of Derivative Securities Beneficially Owned at End of Year
   (Instr. 4)

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10. Ownership of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)

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11. Nature of Indirect Beneficial Ownership (Instr. 4)

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[TYPE ENTRIES HERE]

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   EXPLANATION OF RESPONSES:

(1) Open market sale of securities that should have been reported previously on a Form 4.
(2) Held by The Harvey L. and Lillian Silbert Trust, dated June 11, 1992, a revocable trust of which Mr. Silbert is trustee.


   /s/ Harvey L. Silbert                           February 1, 2001
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   **  SIGNATURE OF REPORTING PERSON                     DATE



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**  Intentional misstatements or omissions of facts constitutE Federal
    Criminal Violations.

    See 18 U.S.C. 1001 and 15 U.S.C. 78FF(A).

  NOTE: File three copies of this Form, one of which must be manually signed.
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  Potential persons who are to respond to the collection of information contained in this form are nor required to respond unless the form displays a currently valid OMB number.
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